UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 29, 2019
Cavco Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-08822	56-2405642
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3636 North Central Avenue, Suite 1200 Phoenix, Arizona 85012
(Address of principal executive offices, including zip code)
Registrant's telephone number, including area code: (602) 256-6263
Not applicable
(Former name or former address if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01	CVCO	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement.

The disclosures set forth below under Item 5.02 regarding the Restricted Stock Unit Agreement and the Indemnification Agreement are hereby incorporated by reference into this Item 1.01.
Item 5.02    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 29, 2019, the Board of Directors (the "Board") of Cavco Industries, Inc., a Delaware corporation (the "Company"), announced that it appointed Ms. Julia W. Sze ("Ms. Sze") as an independent director of the Company's Board to fill a recently created seat. Ms. Sze will serve as a director until the Company's annual stockholders' meeting to be held in July 2019, and until her successor is elected and qualified. The Board affirmatively determined that Ms. Sze qualifies as an independent director. Ms. Sze has been appointed to serve on the Company's Audit Committee in the place of the Company’s Chairman of the Board, Steve Bunger, who stepped down from his seat on the Audit Committee.

Ms. Sze, CFA, age 52, is an Impact Investment Strategy Advisor with Julia W. Sze Consulting, since 2017. From 1991 until 2003, she was a fundamental analyst and portfolio manager leading funds in the Asia Pacific equity markets. From 2004 until 2011, Ms. Sze served as Chief Investment Officer for families and foundations at two major U.S. banks. Since 2018, Ms. Sze has been a lecturer at UC Berkeley’s Haas School of Business, teaching entrepreneurship and investment management.

Mr. Sze serves as a director of Tern Bicycles, a privately-held, Taiwan-based urban transport business with sales across the globe. Ms. Sze previously served as a member of the Board of Directors and Chair of the Assets and Liabilities Committee of New Resource Bank (OTC: NRBC) from 2016 until it merged with Amalgamated Bank in 2017. She now serves as Chair of the Strategic Advisory Board of Amalgamated Bank (NASDAQ: AMAL).

Ms. Sze received two degrees from Stanford University: a Bachelor of Arts in Economics in 1989 and a Master of Arts in East Asian Studies in 1990. She received her Chartered Financial Analyst designation in 1998.

There are no arrangements or understandings between Ms. Sze and any other person pursuant to which Ms. Sze was elected as one of the Company's directors. We are not aware of any transaction requiring disclosure under Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission.

Ms. Sze will be compensated for her service on our Board as follows: (i) a one-time grant of 150 Restricted Stock Units ("RSUs") of the Company, representing the right to receive 150 shares of common stock, par value $.01 per share, of the Company ("Common Stock"); (ii) annual equity compensation in the form of a grant of RSUs having a value of $100,000 on the day prior to the grant date (the grant date being the day of the annual meeting of stockholders), rounded to the nearest 50 units; (iii) a $65,000 annual Board retainer fee, payable quarterly; and (iv) an annual fee of $10,000, payable quarterly, for her membership on the Audit Committee. These amounts remain subject to future adjustment by the Board in accordance with the Company's Second Amended and Restated Bylaws. Further, Ms. Sze will be reimbursed for reasonable expenses of attending Board and committee meetings.

Effective May 29, 2019, Ms. Sze entered into a Restricted Stock Unit Agreement (the "RSU Award Agreement"), whereby Ms. Sze was granted 150 RSUs of the Company, which will vest on the date of the Company’s annual meeting of stockholders in 2019, provided that vesting will accelerate upon her death, disability or a change in control of the Company. Because Ms. Sze did not elect in advance of the grant date to defer the date of payout of these RSUs into shares of Common Stock, these RSUs will be paid out to Ms. Sze as shares of Common Stock at the time of vesting.

Effective May 29, 2019, Ms. Sze entered into the Company's standard form of indemnification agreement for the Company's directors and certain of its officers (the "Indemnification Agreement"). The Indemnification Agreement provides, to the fullest extent permitted by law, indemnification against all expenses and liabilities incurred in any legal proceeding arising by reason of Ms. Sze’s capacity as a director. In addition, the Indemnification Agreement provides that the Company will pay to Ms. Sze all indemnifiable expenses incurred by her in connection with a legal proceeding in advance of the final disposition of such proceeding.

The form of Restricted Stock Unit Agreement and the form of Indemnification Agreement were filed, respectively, as Exhibit 10.2.10 to the Company’s Annual Report on Form 10-K filed on May 29, 2019 and Exhibit 10.2 to the Company's Current Report on Form 8-K filed on January 8, 2019, and are incorporated herein by reference.

A press release announcing Ms. Sze's appointment is attached hereto as Exhibit 99.1.
Item 9.01.    Financial Statements and Exhibits
(d)    Exhibits.

Exhibit No.	Description
99.1	Press Release, dated May 29, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAVCO INDUSTRIES, INC.
By:	/s/ Mickey R. Dragash
Mickey R. Dragash EVP, General Counsel, Corporate Secretary & Chief Compliance Officer

Date: May 30, 2019